INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to the Registration Statement No. 33-31675 on Form N-1A of the John Hancock California Tax-Free Income Fund of our report dated October 10, 2003 appearing in the Annual Report to the Board of Trustees and Shareholders of John Hancock California Tax-Free Income Fund (the sole fund of the John Hancock California Tax-Free Income Fund), for the year ended August 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are a part of such Registration Statement.


/s/DELOITTE & TOUCHE LLP
------------------------
Boston, Massachusetts
December 24, 2003